Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between US Radiology Specialists, Inc., a Delaware corporation (the “Company”), and Caitlin Zulla (the “Executive”), dated as of December 14, 2024 and effective as of January 1, 2025 (the “Effective Date”).

WHEREAS, the Company is a management services organization, formed to provide management services to various physician groups and imaging center businesses;

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment with the Company.

2. Term. The Executive’s employment with the Company shall commence on the Effective Date and continue unless terminated as hereinafter set forth (the “Term”).

3. Capacity and Performance.

(a) Beginning on the Effective Date, the Executive shall serve as the Chief Executive Officer of the Company, reporting to the Board, with such duties and responsibilities as are customary for such position.

(b) During the Term, the Executive shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities on behalf of the Company Group, as may be designated from time to time by the Board commensurate with the Executive’s title. During the Term, the Executive shall also serve as a member of the Board. During the Term, all employees of the Company shall report directly or indirectly to the Executive.

(c) During the Term, the Executive shall devote the Executive’s full business time to the advancement of the business and interests of the Company Group as set forth in, and pursuant to, this Agreement, and to the discharge of the Executive’s duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the Term, except as may be expressly approved in advance by the Company in writing. Notwithstanding the foregoing, the Executive may, without prior approval from the Company, (i) serve on corporate (or any other entity type), civic or charitable boards, or committees which are not, and which during the Executive’s service on such boards or committees do not become, engaged in businesses that are competitive with the business of the Company Group, as then constituted, (ii) engage in charitable an educational activities, and (iii) invest the Executive’s personal of family assets; provided the Executive shall use the Executive’s reasonable efforts to pursue such activities in such a manner so that such activities shall not materially impair, or interfere with, the Executive’s performance of the Executive’s obligations to the Company Group hereunder.

(d) The Executive shall perform Executive’s duties and obligations hereunder remotely from her primary place of residence in Massachusetts, provided that as business needs dictate or as otherwise is reasonably required for the Executive to fulfill the Executive’s duties and responsibilities hereunder Executive shall be required to travel to Company Group’s office or other business locations from time, which travel currently is expected to comprise (taking into account vacations or any leave of absence periods) fifteen business days per month, as business needs permit.

4. Compensation and Benefits. As compensation for all services performed by the Executive:

(a) Base Salary. During the Term, the Company shall pay the Executive a base salary at the rate of $750,000 per fiscal year, prorated for any partial fiscal year, payable in accordance with the payroll practices of the Company and subject to increase from time to time by the Company, in its sole discretion. Such base salary, as from time to time it may be increased, is hereafter referred to as the “Base Salary”.

(b) Bonus. Beginning in 2025, the Executive shall be eligible for an annual bonus (such bonus, the “Annual Bonus”). The target Annual Bonus shall be one hundred percent (100%) of the Executive’s Base Salary (“Target Bonus”) and shall be based on achievement of the Executive and the Company relative to the operating, financial and compliance targets established for each fiscal year by the Board in consultation with Executive (the “Bonus Criteria”). Performance in excess of the Bonus Criteria may increase the bonus amount above Target Bonus as determined by the Board. The Executive must be employed by the Company on the last day of applicable fiscal year for which the Annual Bonus is payable to be entitled to receive Annual Bonus for such fiscal year. Any Annual Bonus shall be paid following delivery of Parent’s audited financial statements during the fiscal year following the fiscal year in which any such Annual Bonus is earned.

(c) Signing Bonus. The Company will pay the Executive a signing bonus (the “Signing Bonus”) in an amount equal to $3,500,000 within thirty (30) days following the Effective Date. In the event that the Executive’s employment with the Company is terminated prior to the third anniversary of the Effective Date (“Signing Bonus End Date”) (i) by the Executive other than for Good Reason (for purposes of clarity, excluding death or Disability), the Executive shall reimburse the Company for the portion of the amount of the Signing Bonus equal to the product of (A) the amount of the Signing Bonus and (B) one minus a fraction where the numerator is the number of days which Executive was employed by the Company from the Effective Date until the Termination Date and the denominator is the total number of days between the Effective Date and the Signing Bonus End Date or (ii) by the Company for Cause, the Executive shall reimburse the Company for the full amount of the Signing Bonus. Any such reimbursement shall be made by the Executive within thirty (30) days following the Termination Date.

(d) Co-investment. Upon payment of the Signing Bonus, the Executive shall invest $300,000 into the common units of Parent at the then current Board-approved fair market value on the terms set forth in the Unit Subscription Agreement attached hereto as Exhibit A. In addition, on the Effective Date, Executive shall receive a grant of fifteen million (15,000,000) incentive units of Parent pursuant to the terms of the Common Unit Certificate (“CUC”) substantially in the form attached hereto as Exhibit B.

(e) Vacations. During the Term, vacations shall be governed by the policies of the Company applicable to executives, as in effect from time to time, which entitles the Executive to twenty-five (25) days paid time off plus Company holidays.

(f) Other Benefits. During the Term, subject to any contribution therefor generally required of executives of the Company, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for executives of the Company generally, except to the extent such plans are in a category of benefit specifically otherwise provided to the Executive under this Agreement (e.g., severance pay). Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies, as in effect from time to time. The Company may alter, modify, suspend, add to or terminate employee benefit plans at any time as it, in its sole judgment, determines to be appropriate. The Company shall also provide the Executive with coverage as a named insured under a directors and officers liability insurance policy maintained for the Company’s directors and officers.

(g) Legal Fees. Company agrees to pay or reimburse Executive for the reasonable attorney fees incurred by Executive in connection with the review of this Agreement and any related documents, in an aggregate amount of up to $25,000. Such payment will be made promptly following the Effective Date, upon receipt by the Company of an appropriate invoice from the attorney for the fees with respect to such review.

(h) Business Expenses. The Company will pay or reimburse the Executive only for those business expenses incurred or paid by the Executive for travel and entertainment (including without limitation, any travel and lodging from Boston to Raleigh, North Carolina and any other Company Group office or other business location) consistent (except as provided in this Section 4(h)) with the Company’s directives, as communicated from time to time (provided that Executive may use business level of travel and accommodations), and the expense policies in force for other employees of the Company at the time and in accordance with past practices. Expense reimbursement shall be subject to the requirements of Section 409A of the Internal Revenue Code and its implementing regulations.

5. Termination of Employment. The Executive’s employment with the Company shall terminate under the following circumstances (the date of any such termination, hereinafter referred to as the “Termination Date”):

(a) Death. In the event of the Executive’s death during the Term, the Executive’s employment shall immediately and automatically terminate.

(b) Disability. Subject to the requirements of any applicable federal or state law, the Company may terminate the Executive’s employment, upon notice to the Executive, in the event that the Executive becomes disabled during the Executive’s employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to satisfactorily perform the Executive’s duties and responsibilities hereunder on a full-time basis, with or without reasonable accommodation, for an aggregate of 180 days during any period of three hundred and sixty-five (365) consecutive calendar days (“Disability”). If any question shall arise as to whether during any period the Executive has sustained a Disability, the Executive, at the request of the Company, shall submit to a medical examination by a qualified independent physician selected by the Company (and to whom the Executive has no reasonable objection) to determine whether the Executive has sustained a Disability, and such determination shall be final and conclusive of the issue for all purposes of this Agreement. If the Executive has a reasonable objection to the qualified independent physician selected by the Company, and the Company and the Executive cannot agree as to a qualified independent physician, then each shall appoint a physician and those two physicians shall select a third physician who shall make such determination in writing, which determination shall be final and conclusive for all purposes of this Agreement.

(c) By the Company for Cause. Subject to the requirements of any applicable Federal or state law, the Company may terminate the Executive’s employment for Cause at any time in accordance with the procedures set forth in this Section 5(c); provided that in the event of a termination for Cause pursuant to clauses (iii) – (vii) below, written notice to the Executive setting forth the nature of such Cause shall be delivered to the Executive, and further provided the claimed Cause remains uncured for a period of 30 days following Executive’s receipt of such notice. The following shall constitute Cause for termination: (i) the Executive’s conviction of or plea of nolo contendere to a felony or other crime involving moral turpitude (excluding vehicular offences); (ii) the Executive’s commission of fraud, embezzlement, sexual misconduct or misappropriation of property committed with respect to the Company Group or any of their respective employees, vendors, suppliers or customers; (iii) commission of material dishonesty, the gross negligence, or willful and material misconduct, in each case, resulting in material harm to any member of the Company Group; (iv) material breach by the Executive of any of the provisions of this Agreement; (v) the Executive’s failure to follow any lawful and reasonable directives (for avoidance of doubt, failure to achieve Company performance objectives will not, by itself, constitute such failure) of the Board; or (vi) the Executive’s failure to materially comply with material written policies of the Company Group generally applicable to employees of such entities, as the case may be. For purposes of the “Cause” definition, in no event shall Executive’s act, or failure to act be considered willful or material misconduct if such act, or failure to act, is based upon explicit direction given pursuant to a resolution duly adopted by the Board, or was performed (or omitted to be performed, as applicable) based upon the advice of counsel for the Company.

(d) By the Company Other than for Cause. The Company may terminate the Executive’s employment other than for Cause (and other than due to Disability) at any time.

(e) By the Executive for Good Reason. The Executive may terminate the Executive’s employment for Good Reason at any time upon written notice to the Company setting forth the nature of such Good Reason, provided such notice is delivered not more than 90 days following Executive first becoming aware of the initial occurrence of the facts claimed to constitute Good Reason, the claimed Good Reason remains uncured for a period of 30 days following the Company’s receipt of such notice, and the Executive’s employment terminates at the end of such cure period. The following actions by the Company without the Executive’s consent shall constitute Good Reason for termination: (i) the Executive no longer reports to the Board of Directors or otherwise there is material changes to Executive’s reporting lines, title, duties, authorities or responsibilities, or (ii) a material reduction of the Executive’s Base Salary or Target Bonus opportunity; (iii) material breach by the Company of this Agreement, or (iv) the Company requires that the Executive relocate to a geographical location which is more than 30 miles away from Boston, Massachusetts.

(f) By the Executive Other Than for Good Reason. The Executive may terminate his employment at any time upon the provision of 60 days’ advance written notice to the Company. In the event of termination of the Executive pursuant to this Section 5(f), the Company may elect to waive (without economic obligation to the Company Group) the period of notice or any portion thereof.

6. Compensation Upon Termination.

(a) Death or Disability. In the event of a termination of the Executive’s employment by reason of death as contemplated by Section 5(a) or by reason of Disability as contemplated by Section 5(b), the Company shall (i) pay to the Executive or the Executive’s estate, as applicable, a lump sum equal to the sum of any accrued but unpaid Base Salary, (ii) pay earned, but unpaid Annual Bonus for the year preceding the year in which termination of employment occurred, (iii) pay unreimbursed business expenses, and (iv) provide to the Executive or the Executive’s estate all of the rights with respect to equity interests in Parent or any other member of the Company Group and employee compensation and benefits pursuant to the terms of the Company Group’s benefit and compensation plans, policies and programs applicable to terminated employees (collectively items described in clauses (i) through (iv), the “Accrued Rights”).

(b) By the Company for Cause. In the event of any termination of the Executive’s employment by the Company for Cause (other than due to Disability) as contemplated by Section 5(c), the Company shall have no further obligations to the Executive, except that the Executive shall be entitled to the Executive’s Accrued Rights.

(c) By the Company Other Than for Cause or by the Executive for Good Reason. In the event of a termination of the Executive’s employment by the Company (other than for Cause or due to Disability) or by the Executive for Good Reason, (i) the Executive shall be entitled to the Executive’s Accrued Rights plus (ii) if such termination occurs within 24 months following a Change in Control, as defined in CUC, payment of a pro rata bonus in an amount equal to the cash bonus that would have been payable to

Executive based on actual performance of the Company (and assuming Executive’s performance met all personal performance requirements) with respect to the year of termination in the absence of Executive’s termination multiplied by a fraction, the numerator of which is the number of days that Executive provided services to the Company during the applicable performance year, and the denominator of which is three hundred and sixty-five (365) (the “Pro Rata Bonus”); (iii) a severance payment equal to (x) if the Termination Date occurs prior to the consummation of an initial public offering of common stock of Parent or any successor to Parent or any subsidiary thereof pursuant to an effective registration statement (other than on a Form S-4 or other similar form) under the Securities Act of 1933 (an “IPO”) the sum of twelve (12) times the Executive’s then current monthly Base Salary and (y) if the Termination Date occurs following the consummation of an IPO, the sum of twenty-four (24) times the Executive’s then current monthly Base Salary and (iv) the Company shall offer the Executive and the Executive’s qualified dependents continued coverage under the Company’s health benefit plans, as provided under the Consolidated Omnibus Budget Reconciliation Act and any analogous state law obligation (“COBRA”), at the Company’s cost (less the amount of the regular employee contribution) (the “COBRA Benefits”), so long as the Executive or the Executive’s dependents are eligible for COBRA coverage but not exceeding twelve months following the Termination Date. Any obligation of the Company to provide the Executive the benefits set forth in this Section 6(c) (other than Accrued Rights) is conditioned on Executive’s signing and returning, without revoking, to the Company a timely and effective separation agreement substantially in the form attached hereto as Exhibit C (the “Separation Agreement”). The Separation Agreement must become effective, if at all, by the sixtieth (60th) calendar day following the date the Executive’s employment terminates. Any benefits to which the Executive is entitled in accordance with clause (i) of the first sentence of this Section 6(c) will be payable in the form of cash payments in substantially equal monthly installments during the twelve-month period immediately following the Termination Date in accordance with the Company’s normal payroll practices. The first such payment will be made on the Company’s next regular payday following the expiration of sixty (60) calendar days from the date that the Executive’s employment terminates, but will be retroactive to the day following such date of termination. The Pro Rata Bonus shall be paid to Executive at the time that the Annual Bonus would regularly be paid to the Executive had the Executive remained employed through the relevant payment date. Notwithstanding anything in this Agreement to the contrary, payment of any or all of the benefits set forth in this Section 6(c) are expressly contingent upon the Executive’s continued full compliance with the terms and conditions of Sections 7, 8 and 9 of this Agreement.

(d) By the Executive Other than for Good Reason. If the Executive shall terminate the Executive’s employment pursuant to Section 5(f), the Executive shall be entitled to the Executive’s Accrued Rights.

(e) Sole Consideration. The Executive recognizes that, except as expressly provided in this Section 6, no compensation or other consideration is owed or will be paid to the Executive by any member of the Company Group after termination of the Executive’s employment.

7. Restricted Activities. The Executive expressly acknowledges and agrees that (1) the following restrictions on the Executive’s activities during and after the Executive’s employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company Group, (2) in the absence of the Executive’s agreement herein to comply with the following restrictions, the Company would not have been willing to enter into this Agreement and (3) the Executive has had ample opportunity to review and discuss this Agreement with an attorney of the Executive’s choice:

(a) For a period beginning on the Effective Date and ending 12 months following the Termination Date (the “Restricted Period”), except (x) with respect to activities performed in furtherance of the Executive’s obligations under this Agreement or (y) if the Executive’s employment is terminated by the Company (other than for Cause), the Executive shall not, directly or indirectly, either individually or as a partner, owner, investor, joint venturer, employee, agent, representative, officer, director, or member of any Person provide Radiology Services anywhere in the United States. Notwithstanding the foregoing, with respect to the portion of the Restricted Period that follows the Termination Date, this Section 7(a) shall only apply within any geographic area in which the Executive provided services or had a material presence or influence for the Company Group during the two (2) years prior to the Termination Date.

(b) During the Restricted Period except with respect to activities performed in furtherance of the Executive’s obligations under this Agreement, the Executive shall not, directly or indirectly, either individually or as a partner, owner, investor, joint venturer, employee, agent, representative, officer, director, or member of any Person: (i) directly or indirectly (A) solicit for employment, or employ or engage any individual who is or was employed by any member of the Company Group during the period of Executive’s employment under this Agreement or, with respect to the portion of the Restricted Period following the Termination Date, during the 12-month period prior to the Termination Date or (B) seek to persuade any such person to discontinue employment with the Company Group; or (ii) directly or indirectly (A) solicit or encourage any Restricted Business Partner, to terminate or diminish its relationship with any member of the Company Group or (B) seek to persuade any Restricted Business Partner to conduct business with anyone else who provides Radiology Services for purposes of receipt of Radiology Services by such Restricted Business Partner; provided, however, that the restrictions in this clause (ii) shall apply (y) only with respect to those Persons who are or have been a Restricted Business Partner at any time within the immediately preceding 12-month period or whose business has been solicited on behalf of the Company Group by any of their officers, employees or agents within the three (3)-month period prior to the Termination Date, other than by form letter, blanket mailing or published advertisement, and (z) only if the Executive has performed work for or with such Person during the Executive’s employment with the Company Group or been introduced to, or otherwise had contact with, such Person as a result of the Executive’s employment or other associations with the Company Group, or have had access to Confidential Information which would assist in the Executive’s solicitation of such Person; provided, however, nothing herein shall prohibit Executive from (i) serving solely as a reference for any employee or any other service provider of any member of the Company Group; (ii) undertaking such action in good faith performance of Executive’s duties to the Company Group; or (iii) undertaking a solicitation pursuant to general recruitment advertising that is not directed at the employees or other service providers of any member of Company Group.

(c) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid or enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(d) The restrictions set forth in Section 7(a) shall not be deemed to prohibit the ownership by the Executive of not more than three percent (3%) of the shares of corporations which are publicly traded on a national stock exchange or the over-the-counter markets. In addition, nothing herein shall prevent the Executive from becoming employed in any capacity by, or become a partner or owner of, any hospital or hospital group or other multi-specialty practices or health systems, in each case following the Termination Date, where Radiology Services makes up less than 15% of aggregate revenues of such entities over the preceding 12 months period. Notwithstanding the foregoing, the Executive shall be free to acquire any ownership interest in a mutual fund, private equity fund, or other pooled investment vehicle in which the Executive does not direct its investment activities.

(e) The Executive has carefully considered the nature and extent of the restrictions upon the Executive, and the rights and remedies conferred upon the Company Group, under this Agreement, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company Group, are fully required to protect the legitimate interests of the Company Group, and do not confer a benefit upon the Company Group disproportionate to the detriment to the Executive.

8. Confidentiality.

(a) The Executive acknowledges that the success of the Company Group depends upon the continued preservation of the confidentiality of certain information possessed by the Executive, that the preservation of the confidentiality of such information by the Executive is an essential premise of the bargain between the parties hereto, and that the Company Group would be unwilling to enter into this Agreement in the absence of this Section 8. Accordingly, the Executive hereby agrees with the Company Group that the Executive and the Executive’s Representatives will not, at any time on or after the Effective Date, directly or indirectly, without the prior written consent of the Company, disclose or use, any Confidential Information (other than in connection with the fulfillment of Executive’s duties hereunder); provided, that the provisions of this Section 8 will not prohibit any retention of copies of records or disclosure required by any applicable law so long as reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same. The Executive agrees that the Executive will be responsible for any breach or violation of the provisions of this Section 8 by any of the Executive’s Representatives. The Executive understands and agrees that the restrictions in this paragraph (a) shall continue to apply after the Executive’s employment terminates, regardless of the reason for such termination. Nothing in this Agreement limits, restricts or in any other way affects the Executive communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity, or requires prior notice of the same. The Executive understands that the Executive cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, the Executive understands that the Executive may be held liable if the Executive unlawfully accesses trade secrets by unauthorized means. Notwithstanding the above, nothing in this Agreement prohibits the Executive from (i) disclosing any information in connection with good faith performance of Executive’s duties to the Company Group, (ii) disclosure of any information pursuant to any applicable law or court order, or (iii) disclosure of any information in connection with the defense or prosecution of any action by or against any member of the Company Group.

(b) All documents, records, tapes and other media of every kind and description in the possession, custody or control of the Company Group relating to the business, present or otherwise, of the Company Group and any drafts or copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company Group. The Executive shall safeguard all Documents and shall surrender to the Company at the time the Executive’s employment terminates, or at such earlier time or times as the Company or its designee may specify, all Documents then in the Executive’s possession or control. For the avoidance of doubt, in order to effectuate the immediately preceding sentence, the Executive agrees that, upon termination of the Executive’s employment, the Executive shall immediately cease use of, and shall return to the Company, any PC’s, laptop computers, personal digital assistants, iPads, cellular telephones, Blackberries, thumb drives and any other device capable of storing information, supplied to the Executive or paid for by any member of the Company Group, the Executive shall provide passwords to any password-protected device, and the Executive shall provide access to the Company’s designees to any such devices otherwise then in the Executive’s possession, custody or control (and any passwords thereto) in order to ensure compliance with such sentence. Notwithstanding the foregoing, Executive may retain documents containing compensation and benefit information, contact information of the Executive’s contacts and copies of personal correspondence not related to the business of the Company Group.

9. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. At the Company’s sole cost and expense, the Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights, and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. All copyrightable works that the Executive creates shall be considered “work made for hire” for the sole benefit of the Company.

10. Enforcement of Covenants. The Executive acknowledges that the Executive has carefully read and considered all the terms and conditions of this Agreement, including the restrictions imposed upon the Executive pursuant to Sections 7, 8 and/or 9 hereof and has had ample opportunity to review and discuss this Agreement, including those sections, with an attorney of the Executive’s choice. The Executive agrees that said restrictions are necessary for the reasonable and proper protection of the Company Group, and that each and every one of the restraints is reasonable in respect to subject matter, scope, length of time and geographic area. The Executive further acknowledges that, were the Executive to breach any of Sections 7, 8 and/or 9 hereof, the damage to the Company Group would be irreparable. The Executive therefore agrees that the Company Group, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach by the Executive of any of said Sections, without having to post a bond. The parties further agree that, in the event that any provision of Sections 7, 8 and/or 9 hereof shall be determined by any court to be unenforceable by reason of its being extended over too great a time, too large a geographic area and/or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. So that the Company Group may enjoy the full benefit of the covenants contained in Section 7 above, the Executive further agrees that the Restricted Period shall be tolled, and shall not run, during the period of any breach by the Executive of such covenants. Executive further agrees that each member of the Company Group shall have the right to enforce all of the Executive’s obligations to the Company under this Agreement, including without limitation pursuant to Section 7 above. In furtherance of such provisions, it is understood that Executive shall not be subject to any covenants under any member’s of the Company Group plan, policy or agreement (whether such document currently exists or is implemented in the future) unless the Executive has agreed to be bound by such plan, policy or agreement.

11. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of the Executive’s obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound, and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of the Executive’s obligations hereunder. The Executive will not disclose to or use on behalf of the Company Group any proprietary information of a third party without such party’s consent.

12. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 12 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Affiliate(s)” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person.

(b) “Affiliated Physician Practice” means any Person which is engaged in the practice of medicine with respect to which the Parent or any of its Subsidiaries has entered into a management services agreement, business support services agreement or other similar agreement and any Subsidiary of such person.

(c) “Board” means the Board of Managers of Parent.

(d) “Company Group” means (a) the Company; (b) the Company’s Subsidiaries; (c) Parent; (d) the Subsidiaries of Parent, (d) Affiliated Physician Practices and (e) other controlled Affiliates of Parent. For avoidance of doubt, any Affiliate of any equityholders of the Parent shall not be a member of the Company Group, unless such Person would be a member of the Company Group if such equityholder of the Parent was not an equityholder of the Parent.

(e) “Confidential Information” means any and all information of the Company Group that is not generally known by others, and any and all information which, if disclosed by any member of the Company Group, would assist in competition against them. Confidential Information includes without limitation such information relating to the actual or planned, as applicable (i) development, research, testing, manufacturing, marketing and financial activities of the Company Group, (ii) Products, (iii) employees, independent contractors, costs, sources of supply, financial performance, budgets, projections, capital structure and strategic plans of the Company Group, (iv) identity and special needs of the customers of the Company Group and (v) people and organizations with whom any member of the Company Group has business relationships and the substance of those relationships; provided, however, that Confidential Information shall not include any information (1) that has become known to and available for use by the public (or within the industry) other than as a result of the Executive’s acts or omissions in violation of this Agreement, or (2) that was within the Executive’s possession prior to its being obtained by the Executive in the course of the Executive’s employment with the Company Group. Confidential Information also includes any information that the Company Group has received, or may receive hereafter, from third parties which was received by the Company Group with any understanding or agreement, express or implied, that the information would not be disclosed.

(f) “Governmental Entity” means any United States or foreign national, state, county, local, municipal or other government agency, board, commission or other authority or instrumentality, or any court or other tribunal.

(g) “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others and whether or not during normal business hours or on or off the premises of the Company Group) in connection with the Executive’s employment with the Company Group that relate to either the Products or any actual or prospective activity of the Company Group or that make use of Confidential Information or any of the equipment or facilities of the Company Group.

(h) “Parent” means US Radiology Specialists Holdings, LLC.

(i) “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, Governmental Entity, unincorporated entity or other entity.

(j) “Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company Group together with all Radiology Services provided or planned by the Company Group, during the Executive’s employment with the Company Group (including prior to the Effective Date).

(k) “Radiology Services” means the provision of any professional radiology related consulting, management, business and/or administrative services to radiology practices, imaging centers or mammography centers by (i) providing business, management and/or administrative services to radiology practices, imaging centers and mammography centers including without limitation, owning, controlling, developing, managing and/or operating radiology medical practices, (ii) providing investment or financial services to radiology practices, imaging centers or mammography centers including without limitation, investing in or providing funding to such practices, (iii) rendering non-medical services for radiology practices, (iv) providing consulting and/or advisory services regarding business practices to radiology practices, imaging centers or mammography centers including without limitation, quality and/or risk management initiatives, financial practices, employment practices, marketing practices, payor practices, billing and collection practices and any other business, management or administrative practices, and/or (v) providing administrative oversight or management of contracts for the radiology and imaging services with hospitals, imaging centers, mammography centers, ambulatory surgery centers or any other healthcare facilities. Where “mammography centers” is used in this Agreement, that term shall also be interpreted to mean mobile mammography vans and similar/related services.

(l) “Representative” means any director, officer, employee, agent, consultant, advisor, or other representative, including legal counsel, accountants, and financial advisors.

(m) “Restricted Business Partner” means (i) a customer, vendor, supplier, hospital or other Person engaged in business with the Company Group; or (ii) a prospective customer, vendor, supplier, hospital or other Person with which the Company Group is intending to conduct business.

(n) “Subsidiary” shall mean any Person of which Parent (or other specified Person, as context requires) shall, directly or indirectly, own beneficially or control the voting of at least a majority of the outstanding capital interests (or other units of beneficial interest) entitled to vote generally or at least a majority of the partnership, membership, joint venture or similar interests, or in which Parent (or other specified Person) or a Subsidiary thereof shall be a general partner or joint venturer without limited liability.

13. Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation certain of the Executive’s obligations under Sections 7, 8, and 9 of this Agreement. The obligation of the Company to make payments to the Executive under Section 6(c), and the Executive’s right to retain the same, are expressly conditioned upon Executive’s continued performance of Executive’s obligations under Sections 7, 8 and 9 of this Agreement.

14. Withholding and Code Section 409A.

(a) All payments made by the Company under this Agreement shall be subject to all tax or other legally required withholdings.

(b) For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein).

(c) Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(d) If the Executive is a “specified employee” as defined in Section 409A as of the date of the Executive’s or her termination of employment (other than on account of the Executive’s death), then any payments under this Agreement that are due to the Executive upon such termination of employment that are subject to Section 409A and that would otherwise be payable during the first six months following the date of termination of the Executive’s employment, shall be delayed and paid in a lump sum (without interest) on the date which is six months and one day after the date of termination of Executive’s employment.

(e) This Agreement and the payments hereunder are intended to be exempt from, or alternatively to comply with, the requirements of Section 409A and the Agreement shall be interpreted in accordance with such intent; provided, however, except in the case that such failure or alleged failure is a result of Company’s or any other member’s of Company Group breach of this Agreement, in no event shall any member of the Company Group have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

15. Successors. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without the Executive’s consent to any Person to whom the Company shall hereafter transfer all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of their respective successors, executors, administrators, heirs and permitted assigns.

16. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. No breach or claimed breach of any provision of this Agreement shall excuse or extinguish the Executive’s obligations under this Agreement.

17. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18. Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to the following addresses (or to such other address as either party may specify by notice to the other actually received).

If to the Company:	c/o US Radiology Specialists, Inc.
4200 Six Forks Road, Suite 1000
Raleigh, NC 27609
Attention: General Counsel

Copy:

US Radiology Specialists, Inc.
700 East Morehead, Suite 300
Charlotte, NC 28202

Attention: General Counsel If to the Executive:	To the last addressed for the Executive listed in Company’s records.

19. Entire Agreement. This Agreement and the other plans and documents specifically referred to herein constitute the entire agreement between the parties regarding the subject matter of this Agreement and such other plans and documents, and supersede all prior communications, agreements and understandings, written or oral, with respect to such subject matter. Executive acknowledges and agrees that all written and oral agreements with the Company are hereby terminated and that the Executive is not entitled to any severance or other post-termination payments or benefits from the Company as a result of the Executive’s entering into this Agreement. In determining whether to enter into this Agreement, neither party is relying upon any representation or statement made by or on behalf of the other party, except as expressly set forth herein or therein.

20. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and the Company.

21. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

22. Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile or email attachment), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

23. Governing Law. This Agreement, and any claim with respect to, in connection with or arising out of the negotiation, terms, effect, performance or breach or threatened breach of this Agreement or any other instrument or document delivered pursuant hereto, or any other claim or dispute howsoever arising in connection with the relationship of the parties, whether at law or in equity, whether based in contract, tort, statute or otherwise, shall be construed and enforced under and be governed in all respects by the laws of North Carolina without regard to the conflict of laws principles thereof.

24. Submission to Jurisdiction; Waiver of Jury Trial. Each party hereby irrevocably and unconditionally:

(a) submits for such party and such party’s property in any action or proceeding asserting any claim within the scope of Section 24 hereof, to the exclusive jurisdiction of the federal and state courts located in the State of North Carolina, and appellate courts from any thereof;

(b) agrees that any such action or proceeding shall be brought solely in such courts, and waives any objection that such party may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum, and agrees not to plead or claim the same to the extent permitted by applicable law or seek transfer to any court other than to such courts;

(c) agrees that service of process in any such action or proceeding may be effected by any form of notice authorized under Section 18 hereof (other than by confirmed facsimile), delivered to the party, as the case may be, at such party’s address set forth above or at such other address of which the other party shall have been notified in writing pursuant hereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e) waives trial by jury, and consents to bench trial, in any such action or proceeding; this waiver is informed and freely made.

25. Acknowledgements. The Executive acknowledge that (1) the Company provided the Executive with this Agreement by the earlier of (a) the date of a formal offer of employment from the Company or (b) ten (10) business days before the commencement of employment with the Company, (2) the Executive has been and is hereby advised of the Executive’s right to consult an attorney before signing this Agreement, and (3) the Executive has carefully read this Agreement and understands and agrees to all of the provisions in this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

US RADIOLOGY SPECIALISTS, INC.

By:	/s/ Julie Szeker
	Name:	Julie Szeker
	Title:	Vice President and Secretary

/s/ Caitlin Zulla
Caitlin Zulla